The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated June 14, 2016

Pricing supplement no.
To prospectus dated April 15, 2016,
prospectus supplement dated April 15, 2016 and
product supplement no. 4-I dated April 15, 2016 and

underlying supplement no. 1-I dated April 15, 2016

Registration Statement Nos. 333-209682 and 333-209682-01 Dated June , 2016 Rule 424(b)(2)

JPMorgan Chase Financial Company LLC

Structured Investments	$ Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index due July 6, 2017 Fully and Unconditionally guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing level of each of the S&P 500® Index and the Russell 2000® Index (in the case of any Review Date other than the final Review Date) or the Ending Index Level of each Index (in the case of the final Review Date) is greater than or equal to 75% of its Initial Index Level, which we refer to as an Interest Barrier. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.

•	Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates. Contingent Interest Payments should not be viewed as periodic interest payments.

•	The notes may be redeemed early, in whole but not in part, at our option on any of the Interest Payment Dates (other than the final Interest Payment Date). The earliest date on which the notes may be redeemed early is October 6, 2016.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

•	The payment at maturity is not linked to a basket composed of the Indices. The payment at maturity is linked to the performance of each of the Indices individually, as described below.

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Indices:	The S&P 500® Index (Bloomberg ticker: SPX) and the Russell 2000® Index (Bloomberg ticker: RTY) (each, an “Index” and collectively, the “Indices”)
Contingent Interest Payments:

If the notes have not been previously redeemed early and, with respect to any Review Date, the closing level of each Index (in the case of any Review Date other than the final Review Date) or the Ending Index Level of each Index (in the case of the final Review Date) is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $27.50. The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $27.50.

If, with respect to any Review Date, the closing level of either Index (in the case of any Review Date other than the final Review Date) or the Ending Index Level of either Index (in the case of the final Review Date) is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Interest Barrier / Trigger Level:	With respect to each Index, an amount that represents 75% of its Initial Index Level
Early Redemption:	We, at our election, may redeem the notes early, in whole but not in part, on any of the Interest Payment Dates (other than the final Interest Payment Date) at a price for each $1,000 principal amount note equal to $1,000 plus any accrued and unpaid Contingent Interest Payment. If we intend to redeem your notes early, we will deliver notice to The Depository Trust Company, or DTC, at least five business days before the applicable Interest Payment Dates on which the notes are redeemed early.
Payment at Maturity:

If the notes have not been redeemed early and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.

If the notes have not been redeemed early and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level of the Lesser performing Index is less than its Initial Index Level. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser performing Index Return)

If the notes have not been redeemed early and a Trigger Event has occurred, you will lose more than 25% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.

Trigger Event:	A Trigger Event occurs if the Ending Index Level (i.e., the closing level on the final Review Date) of either Index is less than its Trigger Level.
Pricing Date:	On or about June 14, 2016
Original Issue Date	On or about June 17, 2016 (Settlement Date)
Review Dates†:	September 29, 2016, December 29, 2016, March 30, 2017 and June 30, 2017 (the “final Review Date”)
Ending Averaging Dates†:	June 26, 2017, June 27, 2017, June 28, 2017, June 29, 2017 and the final Review Date
Interest Payment Dates†:	October 6, 2016, January 6, 2017, April 6, 2017 and the Maturity Date
Maturity Date†:	July 6, 2017
CUSIP:	46646EHP0
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
†	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $981.00 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $966.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and are not obligations of, or guaranteed by, a bank.

 June , 2016

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf

•	Underlying supplement no. 1-I dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf

•	Prospectus supplement and prospectus, each dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Index Return:	With respect to each Index: (Ending Index Level – Initial Index Level) Initial Index Level
Initial Index Level:	With respect to each Index, the closing level of that Index on the Pricing Date
Ending Index Level:	With respect to each Index, the arithmetic average of the closing levels of that Index on the Ending Averaging Dates
Lesser Performing Index:	The Index with the Lesser Performing Index Return
Lesser Performing Index Return:	The lower of the Index Returns of the Indices

JPMorgan Structured Investments — Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-1

What Are the Payments on the Notes, Assuming a Range of Performances for the Lesser Performing Index?

If the notes have not been previously redeemed early and, with respect to any Review Date, the closing level of each Index (in the case of any Review Date other than the final Review Date) or the Ending Index Level of each Index (in the case of the final Review Date) is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $27.50. The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $27.50. If the notes have not been previously redeemed early and, with respect to any Review Date, the closing level of either Index (in the case of any Review Date other than the final Review Date) or the Ending Index Level of either Index (in the case of the final Review Date) is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. We refer to the Interest Payment Date immediately following any Review Date on which the closing level of either Index is less than its Interest Barrier as a “No-Coupon Date.” The following table assumes a Contingent Interest Payment of $27.50 and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Dates	$110.00
1 No-Coupon Date	$82.50
2 No-Coupon Dates	$55.00
3 No-Coupon Dates 4 No-Coupon Dates	$27.50 $0.00

The following table illustrates the hypothetical payments on the notes in different hypothetical scenarios. Each hypothetical payment set forth below assumes that the Lesser Performing Index is the Russell 2000® Index and that the notes have not been previously redeemed early. We make no representation or warranty as to which of the Indices will be the Lesser performing Index for purposes of calculating your actual payment at maturity, if any, or as to what the closing level of either Index will be on any Review Date. In addition, the following table and examples assume an Initial Index Level for the Lesser Performing Index of 1,050, an Interest Barrier and a Trigger Level for the Lesser Performing Index of 787.50 (equal to 75% of the hypothetical Initial Index Level) and a Contingent Interest Payment of $27.50. The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $27.50. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

JPMorgan Structured Investments — Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-2

Review Dates Prior to the Final Review Date			Final Review Date
Closing Level of the Lesser Performing Index	Lesser Performing Index Appreciation / Depreciation at Review Date	Payment on Interest Payment Date (1)	Ending Index Level of the Lesser Performing Index (2)	Lesser Performing Index Return	Payment at Maturity If a Trigger Event Has Not Occurred (3)(4)	Payment at Maturity If a Trigger Event Has Occurred (4)
1,890.000	80.00%	$27.50	1,890.000	80.00%	$1,027.50	N/A
1,785.000	70.00%	$27.50	1,785.000	70.00%	$1,027.50	N/A
1,680.000	60.00%	$27.50	1,680.000	60.00%	$1,027.50	N/A
1,575.000	50.00%	$27.50	1,575.000	50.00%	$1,027.50	N/A
1,470.000	40.00%	$27.50	1,470.000	40.00%	$1,027.50	N/A
1,365.000	30.00%	$27.50	1,365.000	30.00%	$1,027.50	N/A
1,260.000	20.00%	$27.50	1,260.000	20.00%	$1,027.50	N/A
1,207.500	15.00%	$27.50	1,207.500	15.00%	$1,027.50	N/A
1,155.000	10.00%	$27.50	1,155.000	10.00%	$1,027.50	N/A
1,102.500	5.00%	$27.50	1,102.500	5.00%	$1,027.50	N/A
1,050.000	0.00%	$27.50	1,050.000	0.00%	$1,027.50	N/A
997.500	-5.00%	$27.50	997.500	-5.00%	$1,027.50	N/A
945.000	-10.00%	$27.50	945.000	-10.00%	$1,027.50	N/A
840.000	-20.00%	$27.50	840.000	-20.00%	$1,027.50	N/A
787.500	-25.00%	$27.50	787.500	-25.00%	$1,027.50	N/A
787.395	-25.01%	$0.00	787.395	-25.01%	N/A	$749.90
735.000	-30.00%	$0.00	735.000	-30.00%	N/A	$700.00
630.000	-40.00%	$0.00	630.000	-40.00%	N/A	$600.00
525.000	-50.00%	$0.00	525.000	-50.00%	N/A	$500.00
420.000	-60.00%	$0.00	420.000	-60.00%	N/A	$400.00
315.000	-70.00%	$0.00	315.000	-70.00%	N/A	$300.00
210.000	-80.00%	$0.00	210.000	-80.00%	N/A	$200.00
105.000	-90.00%	$0.00	105.000	-90.00%	N/A	$100.00
0.000	-100.00%	$0.00	0.000	-100.00%	N/A	$0.00

(1) You will receive a Contingent Interest Payment in connection with a Review Date (other than the final Review Date) if the closing level of each Index on that Review Date is greater than or equal to the Interest Barrier.

(2) With respect to each Index, the Ending Index Level is equal to the arithmetic average of the closing levels of that Index on the Ending Averaging Dates.

(3) You will receive a Contingent Interest Payment in connection with the final Review Date if the Ending Index Level is greater than or equal to its Interest Barrier.

(4) A Trigger Event occurs if the Ending Index Level (i.e., the arithmetic average of the closing levels on the Ending Averaging Dates) of either Index is less than its Trigger Level.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: The notes have not been redeemed early, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the level of the Lesser Performing Index increases from the Initial Index Level of 1,050 to an Ending Index Level of 1,260 — A Trigger Event has not occurred. The investor receives a payment of $27.50 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes have not been redeemed early and a Trigger Event has not occurred, the investor receives at maturity a payment of $1,027.50 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $27.50 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,110.00 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 2: The notes have not been redeemed early, Contingent Interest Payments are paid in connection with two of the Review Dates preceding the final Review Date and the level of the Lesser Performing Index decreases from the Initial Index Level of 1,050 to an Ending Index Level of 787.50 — A Trigger Event has not occurred. The investor receives a payment of $27.50 per $1,000 principal amount note in connection with two of the Review Dates preceding the final Review Date. Because the notes have not been redeemed early and a Trigger Event has not occurred, even though the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level, the investor receives at maturity a payment of $1,027.50 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $27.50 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,082.50 per $1,000 principal amount note.

Example 3: The notes have not been redeemed early, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the level of the Lesser performing Index decreases from the Initial Index Level of 1,050 to an Ending Index Level of 420 — A Trigger Event has occurred. The investor receives

JPMorgan Structured Investments — Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-3

a payment of $27.50 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes have not been redeemed early, a Trigger Event has occurred and the Lesser performing Index Return is -60%, the investor receives at maturity a payment of $400 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60%) = $400

The total amount paid on the notes over the term of the notes is $482.50 per $1,000 principal amount note.

Example 4: The notes have not been redeemed early, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the level of the Lesser performing Index decreases from the Initial Index Level of 1,050 to an Ending Index Level of 315 — A Trigger Event has occurred. Because the notes have not been redeemed early, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date, a Trigger Event has occurred and the Ending Index Level of the Lesser performing Index is less than its Interest Barrier, the investor receives no payments over the term of the notes, other than a payment at maturity of $300 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-4

Selected Purchase Considerations

•	CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each Review Date of at least $27.50* per $1,000 principal amount note. If the notes have not been redeemed early and, with respect to any Review Date, the closing level of each Index (in the case of any Review Date other than the final Review Date) or the Ending Index Level of each Index (in the case of the final Review Date) is greater than or equal to its Interest Barrier, you will receive a Contingent Interest Payment on the applicable Interest Payment Date. If the notes have not been redeemed early and, with respect to any Review Date, the closing level of either Index (in the case of any Review Date other than the final Review Date) or the Ending Index Level of either Index (in the case of the final Review Date) is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

* The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $27.50.

•	POTENTIAL EARLY EXIT AS A RESULT OF THE OPTIONAL EARLY REDEMPTION FEATURE — We, at our election, may redeem the notes early, in whole but not in part, on any of the Interest Payment Dates (other than the final Interest Payment Date). If the notes are redeemed early, you will receive $1,000 plus any accrued and unpaid Contingent Interest Payment for each $1,000 principal amount note on the applicable Interest Payment Date on which the notes are redeemed early. Even in cases where the notes are redeemed before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN REDEEMED EARLY — If the notes have not been redeemed early, we will pay you your principal back at maturity only if a Trigger Event has not occurred. However, if the notes have not been redeemed early and a Trigger Event has occurred, you will lose more than 25% of your principal amount and could lose up to the entire principal amount of your notes at maturity.

•	EXPOSURE TO EACH OF THE INDICES — The return on the notes is linked to the Lesser performing Index, which will be either the S&P 500® Index or the Russell 2000® Index.

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® U.S. Indices” in the accompanying underlying supplement.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the notes.

JPMorgan Structured Investments — Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-5

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income). Under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) of a taxable disposition, including an early redemption or redemption at maturity, of the notes. You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in one or more of the Indices or any of the equity securities included in the Indices. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been redeemed early and a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Ending Index Level of the Lesser performing Index is less than its Initial Index Level. Accordingly, under these circumstances, you will lose more than 25% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.

•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of each Index. Contingent Interest Payments should not be viewed as periodic interest payments. If the notes have not been redeemed early, we will make a Contingent Interest Payment with respect to a Review Date only if the closing level of each Index (in the case of any Review Date other than the final Review Date) or the Ending Index Level of each Index (in the case of the final Review Date) is greater than or equal to its Interest Barrier. If the notes have not been redeemed early and, with respect to any Review Date, the closing level of either Index (in the case of any Review Date other than the final Review Date) or the Ending Index Level of either Index(in the case of the final Review Date) is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Review Date will not be accrued and subsequently paid. Accordingly, if the closing level of either Index on each Review Date (other than the final Review Date) and the Ending Index Level of either Index are less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE OPTIONAL EARLY REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are redeemed early, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid Contingent Interest Payment on the applicable Interest Payment Date on which the notes are redeemed early.

•	REINVESTMENT RISK — If your notes are redeemed early, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Interest Payment Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed early prior to the Maturity Date.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE VALUE OF EITHER INDEX — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation in the value of either Index, which may be significant. You will not participate in any appreciation in the value of either Index. Accordingly, the return on the notes may be significantly less than the return on a direct investment in either Index during the term of the notes.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing

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these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

In addition, JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500® Index, but JPMorgan Chase & Co. will have no obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH INDEX — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Indices. If the notes have not been redeemed early, your payment at maturity is contingent upon the performance of each individual Index such that you will be equally exposed to the risks related to either of the Indices. The performance of the Indices may not be correlated. Poor performance by any of the Indices over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Index. Accordingly, your investment is subject to the risk of decline in the value of each Index.

•	THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE FINAL REVIEW DATE — If the Ending Index Level of either Index is less than its Trigger Level (i.e., a Trigger Event occurs) and the notes have not been redeemed early, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation in the Lesser performing Index.

•	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING INDEX — Because the payment at maturity will be determined based on the performance of the Lesser performing Index, you will not benefit from the performance of any other Index. Accordingly, if the notes have not been redeemed early and a Trigger Event has occurred, you will lose some or all of your principal amount at maturity, even if the Ending Index Level of any other Index is greater than or equal to its Initial Index Level.

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in

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the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Indices, including:

•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

•	customary bid-ask spreads for similarly sized trades;

•	our internal secondary market funding rates for structured debt issuances;

•	the actual and expected volatility in the levels of the Indices;

•	the time to maturity of the notes;

•	whether the closing level of either Index has been, or is expected to be, less than its Interest Barrier on any Review Date (other than the final Review Date), whether the Ending Index Level of either Index is expected to be less than its Interest Barrier and whether a Trigger Event is expected to occur;

•	the optional early redemption feature and whether we are expected to redeem the notes early, which is likely to limit the value of the notes;

•	the dividend rates on the equity securities included in the Indices;

•	the actual and expected positive or negative correlation between the Indices, or the actual or expected absence of any such correlation;

•	interest and yield rates in the market generally; and

•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	NO DIVIDENDS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the Indices would have.

•	VOLATILITY RISK — Greater expected volatility with respect to an Index indicates a greater likelihood as of the Pricing Date that the closing level of that Index on a Review Date (other than the final Review Date) or the Ending Index Level of that Index could be less than its Interest Barrier and/or that a Trigger Event could occur. An Index’s volatility, however, can change significantly over the term of the notes. The closing level of an Index could fall sharply on any day during the term of the notes, which could result in your not receiving any Contingent Interest Payment or a significant loss of principal, or both.

•	an investment in the notes is subject to risks associated with small capitalization stocks WITH RESPECT TO THE RUSSELL 2000® INDEX — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of the estimated value of the notes and the Contingent Interest Payment will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Contingent Interest Payment.

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Historical Information

The following graphs show the historical weekly performance of the S&P 500® Index and the Russell 2000® Index from January 7, 2011 through June 10, 2016. The closing level of the S&P 500® Index on June 13, 2016 was 2,079.06. The closing level of the Russell 2000® Index on June 13, 2016 was 1,150.699.

We obtained the various closing levels of the Indices above and below from Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical levels of each Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any Index on the Pricing Date or any Review Date or Ending Averaging Date. There can be no assurance that the performance of the Indices will result in the return of any of your principal amount or the payment of any interest.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

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The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Are the Payments on the Notes, Assuming a Range of Performances for the Lesser Performing Index?” and “Hypothetical Examples of Amounts Payable on the Notes” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to Each of the Indices” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

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